CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Susan Neath Porter Novelli Life Sciences Phone: (858) 527-3486

Inovio Reports Third Quarter 2006 Financial Results

SAN DIEGO, CA – November 8, 2006 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the three and nine months ended September 30, 2006.

Total revenue for the three and nine months ended September 30, 2006 was $575,829 and $1,936,512, respectively, as compared to $724,480 and $4,638,016 for the same periods in 2005. Revenue consisted of license fees, milestone payments, revenue recognized from collaborative research and development arrangements and grants.

Total operating expenses for the three and nine months ended September 30, 2006 were $4,112,559 and $11,488,950, respectively, as compared to $3,757,784 and $17,077,260, respectively, for the three and nine months ended September 30, 2005. Included in total operating expenses for the nine months ended September 30, 2005, was a $3,332,000 non-cash charge related to the write-off of acquired in-process research and development (“IPR&D”) resulting from our acquisition of Inovio AS in January 2005.

The net loss attributable to common stockholders for the three and nine months ended September 30, 2006 was $(3,440,587), or $(0.11) per share and $(9,230,005), or $(0.30) per share, respectively, as compared with a net loss attributable to common stockholders of $(3,190,447), or $(0.17) per share, and $(14,804,370), or $(0.78) per share, respectively, for the three and nine months ended September 30, 2005. Included in net loss attributable to common stockholders for the nine months ended September 30, 2005, was the $3,332,000 IPR&D non-cash charge, as well as a non-cash imputed dividend charge of $1,942,773 related to a private offering of our common shares and warrants that we completed in January 2005.

Revenue

Revenue from license fees and milestone payments was $204,699 and $526,815, respectively, for the three and nine months ended September 30, 2006, as compared to $155,397 and $2,388,518, respectively, for the three and nine months ended September 30, 2005. The increase in revenue from license fees and milestone payments for the three month period ended September 30, 2006, as compared to the comparable period in 2005, was mainly a consequence of our recognition of additional revenue related to license fees earned by Inovio AS. The decrease in revenue under license fees and milestone payments for the nine month period ended September 30, 2006, as compared to the comparable period in 2005, was mainly a consequence of our recognition of a $2,000,000 milestone payment during the three months ended June 30, 2005, resulting from the achievement of a clinical milestone by Merck. This decrease was offset by an additional $500,000 license fee payment received from Merck in June 2005.

Revenue from collaborative research and development arrangements during the three and nine months ended September 30, 2006 was $254,137 and $762,718, respectively, as compared to $275,509 and $1,304,539, respectively, for the same periods in 2005. This decrease in revenue was primarily owing to less collaborative research and development revenue recognized from our agreement with Merck.

Grant and miscellaneous revenue was $116,993 and $646,979, respectively, for the three and nine months ended September 30, 2006, as compared to $293,574 and $944,959, respectively, for the three and nine months ended September 30, 2005. The decrease in grant and miscellaneous revenue for the three and nine months ended September 30, 2006, as compared to the comparable periods in 2005, was mainly attributable to less revenue recognized from our European Union and U.S. Army grants that we received in connection with our acquisition of Inovio AS as a consequence of the timing of the work performed.

Operating Expenses

Research and development expenses for the three and nine months ended September 30, 2006 were $2,185,931 and $5,808,251, respectively, as compared to $2,413,044 and $9,273,048 for the three and nine months ended September 30, 2005, respectively. The decrease in research and development expenses for the three and nine months ended September 30, 2006, as compared to the comparable periods in 2005, was primarily because of a decrease in our clinical trial expenses. Historically, clinical expenses have included the use of an outside Clinical Research Organization (“CRO”). Throughout the nine months ended September 30, 2006, we increased the use of internal resources and other smaller outside CROs to fulfill more cost effectively those activities formerly undertaken by the replaced CRO. The remainder of the decrease was primarily owing to lower cost of manufacturing products to support these clinical trials and research collaborations, decreased external research expenses and other expenses associated with our clinical trials and lower outside regulatory consulting costs associated with our clinical trials. These were offset by an increase in share-based compensation expense of $62,766 and $271,617 for the three and nine months ended September 30, 2006, respectively, related to options granted to employees, which we were required to expense beginning January 1, 2006 as required by US generally accepted accounting principles. The application of SFAS No. 123® was not required in 2005.

General and administrative expenses for the three and nine months ended September 30, 2006 were $1,870,378 and $5,511,949, respectively, as compared to $1,288,490 and $4,322,212 for the three and nine months ended September 30, 2005, respectively. The increase in general and administrative expenses for the three and nine months ended September 30, 2006, as compared to the comparable periods in 2005, was mainly due to share-based compensation expense of $257,936 and $887,030, respectively, related to options issued to employees. The remainder of the increase was attributable to legal fees associated with intellectual property and business development.

Amortization of intangible assets was $56,250 and $168,750 during the three and nine months ended September 30, 2006, respectively, as compared to $56,250 and $150,000 for the three and nine months ended September 30, 2005, related to an intangible asset associated with contracts and intellectual property we acquired as part of our acquisition of Inovio AS in January 2005.

Operating expenses for the nine months ended September 30, 2005 includes a $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition. The amount expended for IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. We incurred no comparable charges during the same periods in 2006.

Net Loss Attributable to Common Stockholders

The decrease in net loss attributable to common stockholders for the nine months ended September 30, 2006, as compared to the same period in 2005, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired IPR&D during 2005, as well as the decrease in clinical trial and research and development expenses during 2006. In addition, in connection with our January 2005 private securities offering, we recorded an imputed dividend charge of $1,942,773 for the nine months ended September 30, 2005. We recorded no similar charges during the nine months ended September 30, 2006. These decreases were offset, in part, by an increase in share-based compensation expense related to options issued to employees and legal expenses related to intellectual property and business development.

Capital Resources

As of September 30, 2006, we had cash and short-term investments of $7,639,893 and working capital of $6,367,113, as compared to $17,166,567 in cash and short-term investments and $14,185,032 in working capital as of December 31, 2005. These amounts do not reflect cash received from the proceeds of securities offerings completed in October 2006, as discussed below.

The decrease in working capital during the nine months ended September 30, 2006 was primarily due to expenditures related to our research and development and clinical trial activities, as well as various general and administrative expenses related to legal, corporate development, investor relations and financing activities.

Corporate Update

Following are operational highlights for the second half of 2006 and a summary of our business objectives going forward:

Corporate Development

•	Subsequent to the end of the third quarter, Inovio announced it granted Wyeth Pharmaceuticals (NYSE: WYE) a worldwide non-exclusive license to Inovio’s DNA delivery technology for intramuscular applications of therapeutic DNA vaccines against certain infectious diseases. Under the terms of the agreement, Inovio will receive from Wyeth a $4.5 million upfront license fee, annual license maintenance fees, research support, and up to $60 million in payments based on successful completion of clinical and regulatory milestones. Under this license, Inovio would exclusively supply Wyeth with electroporation devices for the vaccines included in the license agreement and receive royalties on the sale of products covered by the license. As an addition to the existing license agreements with Merck and Vical and advancing pre-clinical and clinical studies with multiple collaborators and partners, we believe this transaction is yet another validation of the enabling capabilities of our technology, the breadth of our clinical experience as well as the strength of our DNA electroporation portfolio of patents.

•	Subsequent to the end of the third quarter, Inovio closed a financing with two components. First, Inovio formed a majority-owned subsidiary, Inovio Asia Pte Ltd., in the Republic of Singapore, to potentially develop business opportunities in the Asian marketplace. Inovio Asia issued 2,201,644 of its ordinary shares at $2.43 per share, resulting in gross cash proceeds of approximately $5.35 million. These shares will be exchanged for shares of common stock and warrants to purchase 770,573 shares of common stock of Inovio Biomedical no later than January 14, 2007 and may be exchanged earlier upon the occurrence of certain events. Second, Inovio completed the sale to institutional and accredited investors based primarily in Singapore of 4,074,067 common shares at $2.43 per share and warrants to purchase 1,425,919 common shares, resulting in gross cash proceeds to Inovio of approximately $9.9 million. The price per share represented an approximate 5% premium to the closing price of Inovio’s common stock on September 15, 2006. Warrants issued in the direct financing by Inovio and warrants issuable in the exchange by Inovio for the ordinary shares of its Singapore subsidiary will be exercisable for five years at an exercise price of $2.87 per share, subject to adjustment upon the occurrence of certain events.

•	Subsequent to the end of the third quarter, Inovio announced it will receive an appropriation of $1.1 million from the United States Department of Defense to develop applications of its electroporation-based gene delivery technology for vaccination against infectious diseases including potential bioterrorism agents. The United States Congress appropriated the funding in the Defense Appropriations Bill for 2007. The appropriation is a continuation of prior funding from the United States Army to Inovio focused on the development of a more effective gene delivery system for gene-based vaccines. Inovio is working closely on this project with Dr. Connie Schmaljohn, a world-renowned virologist and chief of the Department of Molecular Virology at the United States Army Medical Research Institute of Infectious Diseases, USAMRIID, at Ft. Detrick, Maryland.

Clinical Development

Oncology

•	Enrollments of sites and patients continue to expand in the U.S. and internationally for our two Phase III pivotal head and neck studies to evaluate our Selective Electrochemical Tumor Ablation (SECTA) therapy in the treatment of recurrent and second primary squamous cell carcinomas. Through September 30, 2006, we now have over 150 patients enrolled. Our goal is for the enrollment of 200 patients in the first quarter of 2007 and then submission of this data for review by the Drug Safety Monitoring Board in the first half of 2007.

•	Enrollment of sites and patients in Europe continue to expand and increase for our two pre-marketing clinical studies — one treating patients with newly diagnosed or recurrent squamous cell carcinoma of the head and neck, the other treating patients with newly diagnosed or recurrent skin cancers requiring potentially disfiguring surgery. We believe that results from both studies support a planned commercial launch of the SECTA therapy in Europe by creating a reference and potential customer base among physicians who are opinion leaders, providing local experience and establishing centers of excellence to facilitate sales, and documenting clinical and pharmacoeconomic benefits to support reimbursement approval. For the head and neck cancer study over 60 patients had been enrolled through September 30, 2006. For the skin cancer study over 50 patients had been enrolled through September 30, 2006. Our goal is to complete the treatment of 80 patients for each study in the first quarter of 2007.

•	Patients in a Phase I study to treat locally recurrent breast cancer after a mastectomy or partial mastectomy using our SECTA therapy are in the process of being enrolled. We aim to complete enrollment by the end of 2006.

Gene Delivery/DNA Vaccines

Our goal in gene delivery is to enable our partners to further their development of DNA vaccines and gene therapies addressing a broad range of diseases with significant unmet needs.

Our focus to accomplish this goal is to advance our development of proprietary intellectual property and state-of-the-art in vivo electroporation equipment. We have entered into multiple agreements with pharmaceutical and biotechnology companies to develop products wherein we license our technology to a partner and provide electroporation equipment under a supply agreement and device regulatory support during the development stage of the product. The partner is responsible for the cost of all development activities. This strategy has allowed for the cost effective development of a number of potential products and our gene delivery program is currently a source of revenue for Inovio. Typical partnering deals include up-front license fees, milestone payments, development funding, royalties on product sales and supply agreements for clinical devices.

In 2005, the following four Inovio partners initiated Phase I clinical studies:

•	Vical — immunotherapy product (IL-2) delivered into melanoma lesions

•	H. Lee Moffitt Cancer Center & Research Institute — immunotherapy product (IL-12) delivered to melanoma lesions

•	University of Southampton — prostate cancer vaccine delivered into skeletal muscle

•	Merck — vaccine targeting breast, colorectal, ovarian, or non-small cell lung cancers expressing HER-2 and/or CEA.

Each of these clinical studies continues treating patients, without notable adverse events, and continues toward completion of enrollment. The first of these studies are expected to complete enrollment in the first half of 2007.

Our partner, Tripep AS of Sweden, made one announcement during the third quarter of 2006 and one after the end of that quarter relating to pre-clinical study results. The first announcement noted that Tripep’s ChronVac-C DNA vaccine combined with Inovio’s MedPulser® DNA delivery system produced a strong immune response against hepatitis C virus (HCV) in a large animal model. Ongoing toxicity studies of ChronVac-C® delivered using Inovio’s electroporation-based system revealed that the combination induced a humoral response in rabbits comparable to results previously observed in mice.

In the second announcement made in October 2006, Tripep’s indicated that its ChronVac-C® DNA vaccine administered using Inovio’s MedPulser® DNA Drug Delivery System activated a T-cell response in mice that appears capable of clearing liver cells expressing hepatitis C virus protein in a murine model of hepatitis C. In the current study a comparison with the gene gun delivery method also indicated that the MedPulser® gene delivery system performed as well as or better than a gene gun delivery system in inducing immune responses capable of clearing liver cells expressing hepatitis C virus proteins. These data complement the results of previous studies demonstrating that electroporation using the MedPulser® gene delivery system performed as well as or better than the gene gun in inducing humoral immune responses in mice.

With these pre-clinical successes, Tripep continues their preparatory work in advance of filing for approval to initiate their planned Phase I clinical study for their hepatitis C agent. Tripep has indicated that it expects to initiate this clinical study in the first half of 2007.

We continue to pursue strategic partnerships we believe have the potential to advance the use of our gene delivery technology to enable or enhance the delivery of partners’ proprietary DNA vaccines or gene-based treatments for diseases with unmet needs. We believe that such collaborations may bring additional credibility and financial resources that may aid the advancement of our role as a leader in the promising field of DNA vaccines and gene-based treatments.

Research & Development

One of the primary methods for treating solid tumors, which represent the majority of new cancer incidences, is surgical resection of the tumor and removal of a margin of predominantly healthy tissue around the main tumor mass with the aim of removing any peripheral cancerous cells that could lead to a local recurrence. The removal of this tumor margin can result in function loss and potentially detrimental cosmetic effects. As an alternative to surgery alone or to Inovio’s Selective Electrochemical Tumor Ablation therapy alone, there is the possibility of a new therapeutic approach using surgical debulking (using a scalpel) of the tumor mass followed by treatment with the SECTA therapy of the surrounding margin of tissue with the intent to reduce healthy tissue removal while also reducing local recurrence rates. One of the requirements to enable this prospective application is to show that wound healing following surgical resection is not compromised by the subsequent use of SECTA.

During the third quarter of 2006, Inovio presented data at the Gordon Research Conference for Bioelectrochemistry in Aussois, France, demonstrating that wound healing following surgical incision is not significantly influenced by Inovio’s electroporation-based SECTA therapy. This study was conducted in collaboration with scientists at the University of Arizona Cancer Center. The positive result of this study is a validating step for this new application, which could potentially expand Inovio’s market opportunity to include the use of SECTA in conjunction with many surgical procedures for solid tumors, including neo-adjuvant use in primary breast tumors.

Intellectual Property

During and subsequent to the third quarter of 2006, we strengthened our intellectual property position with a number of patent awards and IP/technology acquisitions.

•	We announced the acquisition from Valentis, Inc. of certain DNA delivery and expression assets, including Valentis’ DNAvax® polymer delivery system and GeneSwitch® gene regulation technology, and rights under existing license agreements with IDM Pharma Inc., Innogenetics and Pharmexa AS. Innogenetics and Pharmexa are currently conducting separate Phase I clinical trials of DNA vaccines using the DNAvax® polymer delivery system. The acquisition enhances Inovio’s overall gene delivery platform with the addition of complementary technology and increases the number of gene-based therapeutics under clinical evaluation by licensees using Inovio gene delivery technology from four to six.

In addition to the DNAvax® polymer delivery system and GeneSwitch® gene regulation technology, Inovio acquired a number of cationic lipid and certain gene expression technologies. Valentis agreed to assign to Inovio rights under existing GeneSwitch® license agreements with Berlex Biosciences, a division of Schering AG, GlaxoSmithKline, Organon, Lexicon, Senomyx, Wyeth, Genzyme and Invitrogen.

The price paid by Inovio for these rights and technology was $860,000, of which $300,000 was offset by the cancellation of an outstanding debt Valentis owed to Inovio relating to a 2001 license agreement between the parties. Inovio expects that revenue from the GeneSwitch licenses and milestone payments from licensees of the DNAvax technology to contribute to its cash flow.

With these additional “tools in the toolbox,” Inovio provides a more extensive set of technologies to facilitate gene delivery and regulation and therefore enable the development and clinical study of therapeutic genes. The newly acquired technologies provide prospective partners the choice of additional tools in conjunction with electroporation.

Through the existing license agreements that Valentis had established for these technologies, Inovio can look forward to income generation that is expected to contribute positively to cash flow.

•	Inovio was granted an additional patent from the European Patent Office (EPO), further expanding its electroporation technology platform. This patent (EP1023107) enhances the company’s intellectual property portfolio for electroporation in Europe with claims related to the delivery of DNA-based therapeutics into muscle, the preferred tissue for extended production of antigens and other bioactive agents integral to gene therapy and DNA vaccination. The patent includes claims covering the most desirable pulsing and agent delivery conditions using electroporation.

•	Inovio exercised an existing option with RMR, LLC to license certain patented technology relating to the delivery of gene-based therapeutics into skin. The license includes patents involving the delivery of genes or drugs via ex vivo, intratumoral, and intramuscular electroporation. As an example of potential applications, in the area of bioterrorism, RMR is currently employing its skin electroporation technology in the pre-clinical development of an anthrax vaccine under a Department of Defense Small Business Innovation Research (SBIR) Program grant. The technology may also be useful with respect to targets such as the Lassa fever virus currently being studied by the US Army in collaboration with Inovio. The ex-vivo patents are relevant to the delivery of genes to dendritic and stem cells.

Inovio has created a worldwide patent estate around the medical use of electroporation to deliver genes and drugs to a variety of tissues. Toward this end, Inovio acquired key DNA delivery patents with the acquisition of Inovio AS in 2005, exclusive rights to several different patent portfolios from Sphergen and RMR in the first half of 2006, and subsequently the additional intellectual property and technology described above. Combined with the company’s own patents, Inovio believes it is the partner of choice to enable electroporation-based delivery of genes, drugs and other macromolecules for vaccination, immunotherapy and gene therapy as well as applications such as tumor ablation.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on a cancer ablation therapy and development of multiple DNA vaccines. Inovio is commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy and its delivery platform for gene-based treatments.

SECTA is designed for local treatment of solid tumors, with selective killing of cancer cells while preserving surrounding healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and a Phase I trial for breast cancer.

Merck, Vical, University of Southampton and H. Lee Moffitt Cancer Center are conducting Phase I clinical studies of novel gene-based therapies and DNA vaccines delivered using Inovio’s electroporation-based technology. Innogenetics and Pharmexa are conducting DNA vaccine clinical studies using the company’s recently acquired DNAvax® technology. Inovio is a leader in developing human therapeutic applications of electroporation and DNA vaccination, with the industry’s most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and other potential therapeutic agents. Actual events or results may differ from our expectations as a result of a number of factors, (including, but not limited to, the fact that results of pre-clinical studies discussed in this release may not be indicative of results achievable from testing in humans or the results to date of phase trials may not result in a viable or marketable device or therapy for the treatment the diseases or conditions we have targeted), that the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, our Form 10-Q for the three and nine months ended September 30, 2006, in our press releases announcing corporate or product developments, and in our other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market the products.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,939,893	$17,166,567
Short-term investments	5,700,000	—
Accounts receivable	304,090	284,171
Prepaid expenses and other current assets.	1,157,842	870,169

Total current assets	9,101,825	18,320,907
Fixed assets, net	459,404	375,613
Patents and other assets, net	2,375,549	2,148,090
Goodwill	4,290,594	4,290,594
Intangible assets, net	3,675,000	3,843,750

Total assets	$19,902,372	$28,978,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,444,794	$1,864,935
Accrued clinical trial expenses	614,468	1,064,497
Deferred revenue	675,450	1,206,443

Total current liabilities	2,734,712	4,135,875
Deferred rent	245,851	285,875
Deferred tax liabilities	1,029,000	1,076,250
Long-term liabilities	—	10,206

Total liabilities	4,009,563	5,508,206

Stockholders’ equity:
Preferred stock	1,028	1,562
Common stock	30,935	29,469
Additional paid-in capital	139,426,629	137,739,954
Shareholder note receivable	(59,290)	—
Accumulated deficit	(123,499,947)	(114,269,942)
Other comprehensive income (loss)	(6,546)	(30,295)

Total stockholders’ equity	15,892,809	23,470,748

Total liabilities and stockholders’ equity	$19,902,372	$28,978,954

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
License fee and milestone payments	$204,699	$155,397	$526,815	$2,388,518
Revenue under collaborative research and development arrangements	254,137	275,509	762,718	1,304,539
Grant and miscellaneous revenue	116,993	293,574	646,979	944,959

Total revenue	575,829	724,480	1,936,512	4,638,016

Operating expenses:
Research and development	2,185,931	2,413,044	5,808,251	9,273,048
General and administrative	1,870,378	1,288,490	5,511,949	4,322,212
Amortization of intangible assets	56,250	56,250	168,750	150,000
Charge for acquired in-process research and development	—	—	—	3,332,000

Total operating expenses	4,112,559	3,757,784	11,488,950	17,077,260

Loss from operations	(3,536,730)	(3,033,304)	(9,552,438)	(12,439,244)
Interest and other income	127,849	42,505	460,927	177,641

Net loss	(3,408,881)	(2,990,799)	(9,091,511)	(12,261,603)
Imputed and declared dividends on preferred stock	31,706	199,648	138,494	2,542,767

Net loss attributable to common stockholders	$(3,440,587)	$(3,190,447)	$(9,230,005)	$(14,804,370)

Amounts per common share – basic and diluted:
Net loss	$(0.11)	$(0.16)	$(0.30)	$(0.65)
Imputed and declared dividends on preferred stock	(0.00)	(0.01)	(0.00)	(0.13)

Net loss per share attributable to common stockholders	$(0.11)	$(0.17)	$(0.30)	$(0.78)
Weighted average number of common shares – basic and diluted	30,902,644	19,083,983	30,368,822	18,913,237